Variable Life Insurance Company	John Hancock Place Boston, Massachusetts 02117

INSURED	INITIAL
SUM INSURED

POLICY NUMBER	DATE OF ISSUE

Individual Variable Life Insurance

The John Hancock Variable Life Insurance Company agrees, subject to the conditions and provisions of this policy, to pay at its Home Office in Boston, Massachusetts, the Death Benefit to the Beneficiary if the Insured’s death occurs while the policy is in full force, and to provide the other Benefits, Rights, and Privileges of the policy. The Death Benefit will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Home Office of the Company of due proof of the Insured’s death.

The Death Benefit will be an amount equal to the greater of the Initial Sum Insured and the Variable Sum Insured in effect on the date of the Insured’s death, less any indebtedness as of that date. The Variable Sum Insured may increase or decrease in accordance with the Valuation Provisions of this policy including the investment experience of the separate investment accounts.

The policy is issued in consideration of the application and the payment of the premiums.

The Policy Specifications on page 3 and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts.

APPROVED, EFFECTIVE May 2, 1984

PENNSYLVANIA INSURANCE DEPARTMENT
President		Secretary

BY

Variable Whole Life policy

Fixed premium payable for life or to Insured’s death, if earlier

Death Benefit payable at death

Eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3

Guaranteed Minimum Death Benefit is equal to the Initial Sum Insured on the Date of Issue of the policy if premiums are paid when due and there is no indebtedness.

All benefits, payments and values including the Death Benefit and Policy Cash Value under this policy which are based on the investment experience of a separate investment account may increase or decrease in accordance with the investment experience of the separate investment account and are not guaranteed as to fixed dollar amount.

Right to Cancel — The Owner may surrender this policy by delivering or mailing it within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest, to the Company at Boston, Massachusetts, or to the agent or agency office through which it was delivered. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

Form 84-80

Policy Provisions		Alphabetical Guide

Section		Section

1	Definitions	18	Annual Report to Owner	19	Investment Policy Change
2	Policy Specifications	13	Assignment	9	Loans
3	Settlement Provisions	10	Automatic Payment of Premiums	15	Misstatement of Age or Sex
4	Payment of Premiums, Grace	23	Basis of Computations	23	Nonforfeiture Provisions
	Period	5	Beneficiary	5	Owner
5	Owner, Contingent Owner,	12	Claims of Creditors	23	Paid-Up Insurance
	Beneficiary	17	Contract	4	Payment of Premiums
6	Interest on Proceeds	22	Deferral of Determinations and	2	Policy Specifications
7	Valuation Provisions		Payments	2,4	Premiums
8	Dividends	1	Definitions	11	Reinstatement
9	Loans	8	Dividends	20	Separate Investment Accounts
10	Automatic Payment of Premiums	21	Exchange of Policy During First	3	Settlement Provisions
11	Reinstatement		24 Months	16	Suicide
12	Claims of Creditors	23	Extended Term Insurance	23	Surrender Value
13	Assignment	4	Grace Period	2A, 23	Table of Values
14	Incontestability	14	Incontestability	7	Valuation Provisions
15	Misstatement of Age or Sex	9	Interest on Loans
16	Suicide	6	Interest on Proceeds
17	The Contract
18	Annual Report To Owner
19	Investment Policy Change
20	Separate Investment Accounts
21	Exchange of Policy During First 24 Months
22	Deferral of Determinations and Payments
23	Surrender Value and Nonforfeiture Provisions

1. DEFINITIONS

“We”, “us” and “our” refer only to the John Hancock Variable Life Insurance Company.

“You” and “your” refer only to the Owner of this policy.

“Payment” means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

“Written notice” means, unless otherwise stated, a written notice filed at our Home Office in Boston, Massachusetts.

“Accounts” means the separate investment accounts specified on page 3 and established by the Company pursuant to Massachusetts law.

“Indebtedness” means the unpaid balance of a policy loan including accrued interest.

2	V200

2. POLICY SPECIFICATIONS

OWNER, BENEFICIARY - AS DESIGNATED IN THE APPLICATION SUBJECT TO SECTION 5 OF THE POLICY

			INITIAL

ISSUE AGE* 35 INSURED	JOHN HANCOCK	$100,000	SUM INSURED
POLICY NUMBER	VL 000 000	MAY 1, 1984	DATE OF ISSUE*

THIS POLICY IS IN A STANDARD PREMIUM CLASS.

SCHEDULE OF BENEFITS	POLICY PLAN VARIABLE WHOLE LIFE 100	SCHEDULE OF PAYABLE	ANNUAL	PREMIUMS AMOUNT
INITIAL INVESTMENT OPTION VL STOCK ACCOUNT 50% VL BOND ACCOUNT 50%
VARIABLE LIFE INSURANCE		FOR LIFE		$1,588.00

ANNUAL NET CONTINOUS PREMIUM		766.47798	FIRST YEAR
		1389.30187	YEARS 2 THROUGH 10
		1421.86395	YEARS 11 THROUGH 20
		1354.27359	THEREAFTER

VARIABLE LIFE INSURANCE COMPANY
* The date of issue and the issue age of each Provision for an additional benefit is the Date of Issue and the Issue Age of the policy unless otherwise specified.

3	V301401

2A. TABLE OF VALUES (SEE SECTION 23)		PLAN VARIABLE WHOLE LIFE 100

SUM INSURED $1000,000

POLICY NUMBER	VL000000	ISSUE AGE 35

VALUES FOR YEARS NOT SHOWN WILL BE FURNISHED ON REQUEST.

END OF POLICY YEAR	POLICY CASH VALUE FOR EACH $1000 VARIABLE SUM INSURED	FIXED AND VARIABLE PAID-UP INSURANCE FOR EACH $1000 VARIABLE SUM INSURED	PERIOD OF FIXED EXTENDED TERM INSURANCE FOR THE VARIABLE SUM INSURED
			YEARS	DAYS

1	5.27	21.61	1	206
2	17.04	67.39	4	198
3	29.21	111.44	6	333
4	41.76	153.73	8	295
5	54.67	194.24	10	118

6	67.94	233.03	11	195
7	81.56	270.15	12	186
8	95.54	305.70	13	109
9	109.88	339.74	13	340
10	124.57	372.30	14	157

11	139.96	404.47	14	310
12	155.70	435.24	15	61
13	171.78	464.67	15	148
14	188.20	492.85	15	208
15	204.94	519.79	15	246

16	221.98	545.55	15	264
17	239.31	570.17	15	264
18	256.92	593.72	15	248
19	274.79	616.22	15	217
20	292.93	637.79	15	175

25 AGE 60	382.88	725.05	14	152
27 AGE 62	419.52	754.40	13	330
30 AGE 65	474.45	793.25	13	29

4	V301401

3. SETTLEMENT PROVISIONS

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the surrender value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the election of any one of the options below. We shall annually declare the rate of interest or amount of payment for each option.

Option 1 - Interest Income at the declared rate but not less than 3 1/2% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A - Income of a Specified Amount, with payments each year totaling at least  1/12th of the proceeds, until the proceeds, with interest credited at the declared rate but not less than 3 1/2% a year on unpaid balances, are fully paid.

Option 2B - Income for a Fixed Period, with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3 - Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within the guaranteed period, we will pay the discounted value of the remaining guaranteed payments. We will use interest at the rate assumed in determining the payments to calculate this value.

Option 4 - Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5 - Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may elect an option by written notice during the lifetime of the Insured. The election must be made before the proceeds become payable. If you have made no effective election, the Payee may make one by written notice within 6 months after the Insured’s death or 2 months after the date on which the proceeds, if any, are payable in any case except death.

No election of an option may provide for income payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured or the Beneficiary.

These options are not available without our consent if the proceeds are payable (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association or assignee.

The Payee may, by written notice, designate and change the designation of a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

4. PAYMENT OF PREMIUMS, GRACE PERIOD

Premiums are payable as shown on page 3. They may be paid at more frequent intervals in accordance with our published rates and requirements in effect at the Date of Issue. Each premium is due and payable in advance on the first day of its interval of premium payment. For the first premium, this day is the Date of Issue.

Payment of premiums shall be made only to us at our Home Office. Receipts will be delivered on request in exchange for premium payments. They will be valid only if signed by the President or the Secretary.

Any premium, other than the first, unpaid as of its due date is deemed to be in default on that date. Any premium, other than the first, not paid when due may be paid within a grace period of 31 days after its due date if premiums have been paid to that date. Values will be the same as if the premium had been paid on its due date. The policy will continue in full force during that period.

If the Insured dies while the policy is in full force, we will refund or charge premiums to effect payment to the end of the policy month in which the Insured dies. We will pay any refund to you if you are not the Insured, otherwise we will pay it to the Beneficiary. We will deduct any charge from any proceeds.

5	V500601P

Table for Options 2B, 3, 4 and 5

(Monthly payments for each $1000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee on Birthday Nearest Date of First Payment		OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment	Male	Female	10 Years	20 Years
1	84.65	—	40	3.82	3.79	3.83	3.76
2	43.06	—	41	3.86	3.82	3.87	3.80
3	29.19	—	42	3.91	3.86	3.92	3.84
4	22.27	—	43	3.95	3.90	3.96	3.87
5	18.12	—	44	4.00	3.94	4.01	3.91
6	15.35	40	45	4.05	3.98	4.06	3.95
7	13.38	41	46	4.10	4.02	4.12	4.00
8	11.90	42	47	4.15	4.07	4.18	4.04
9	10.75	43	48	4.21	4.11	4.24	4.08
10	9.83	44	49	4.27	4.16	4.30	4.13
11	9.09	45	50	4.33	4.21	4.36	4.18
12	8.46	46	51	4.39	4.26	4.43	4.23
13	7.94	47	52	4.46	4.31	4.51	4.29
14	7.49	48	53	4.53	4.36	4.58	4.34
15	7.10	49	54	4.60	4.42	4.66	4.40
16	6.76	50	55	4.68	4.47	4.74	4.46
17	6.47	51	56	4.75	4.53	4.83	4.52
18	6.20	52	57	4.83	4.58	4.92	4.59
19	5.97	53	58	4.92	4.64	5.02	4.66
20	5.75	54	59	5.01	4.70	5.12	4.73
21	5.56	55	60	5.10	4.76	5.22	4.81
22	5.39	56	61	5.19	4.82	5.33	4.89
23	5.24	57	62	5.29	4.88	5.45	4.97
24	5.09	58	63	5.40	4.94	5.57	5.06
25	4.96	59	64	5.51	5.00	5.70	5.15
26	4.84	60	65	5.62	5.07	5.84	5.25
27	4.73	61	66	5.74	5.13	5.98	5.35
28	4.63	62	67	5.87	5.19	6.14	5.46
29	4.53	63	68	6.00	5.24	6.31	5.58
30	4.45	64	69	6.14	5.30	6.49	5.69
Annual, semi-annual of		65	70	6.28	5.35	6.68	5.82
quarterly payments		66	71	6.43	5.41	6.88	5.96
under Option 2B are		67	72	6.59	5.46	7.10	6.09
11.813, 5.957 and 2.991		68	73	6.75	5.50	7.34	6.24
respectively times the		69	74	6.91	5.54	7.59	6.41
monthly payments		70	75	7.08	5.58	7.86	6.57
		71	76	7.26	5.62	8.16	6.74
		72	77	7.44	5.65	8.47	6.94
		73	78	7.62	5.67	8.81	7.13
		74	79	7.80	5.69	9.18	7.34
		75	80	7.98	5.71	9.58	7.58
		76	81	8.17	5.72	10.01	7.81
		77	82	8.35	5.73	10.48	8.06
		78	83	8.52	5.74	10.98	8.36
		79	84	8.69	5.75	11.53	8.64
		80	85 & over	8.85	5.75	12.13	8.94
		81		9.01	5.75	12.77	9.32
		82		9.15	5.75	13.48	9.66
		83		9.28	5.75	14.25	10.04
		84		9.39	5.75	15.09	10.53
		85 & over		9.49	5.75	16.03	10.96
		Options 3, 4 and 5 are available only at the ages as shown.

6	V500601P

5. OWNER, CONTINGENT OWNER, BENEFICIARY

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice; but if a person other than the Insured applied for this policy, only your appointed guardian may exercise your rights if you have not reached full age.

(Applicable only if the Issue Age shown on page 3 is under 15) - If you die or become legally disabled, the Contingent Owner will become the Owner. If there is no surviving Contingent Owner, the Insured will become the Owner.

If the Insured dies and has no surviving Beneficiary, you will be the Beneficiary, but if you were the Insured, your estate will be the Beneficiary.

While the Insured is alive, you may change the Owner, Contingent Owner and Beneficiary by written notice. A change will take effect when the notice is signed if we acknowledge receipt on the notice. The change will take effect whether or not you or the Insured is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledged receipt.

6. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1, Settlement Provisions.

7. VALUATION PROVISIONS

The values of the assets in the Accounts shall be determined as of the end of each Valuation Period at a fair value in accordance with applicable law. Liabilities attributable to an Account will be deducted to determine the value of the Account.

Variable Death Benefit - The Death Benefit will be an amount equal to the greater of the Initial Sum Insured and the Variable Sum Insured in effect on the date of the Insured’s death, less any indebtedness as of that date. The Initial Sum Insured is elected at issue and is shown on page 3 of the policy. The Variable Sum Insured is calculated and becomes effective once each policy month on the Monthly Date. The Variable Sum Insured may increase or decrease depending on the performance of the Seperate Accounts.

Valuation Date - A Valuation Date is any date on which the New York Stock Exchange is open for trading.

Valuation Period - A Valuation Period is that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

Account Equity Rate - For each Account the Account Equity Rate for a Valuation Period is determined as of the end of the Valuation Period and reflects the Account’s accrued investment income (excluding accrued policy loan interest) and capital gains and losses, realized or unrealized, of the Account for the Valuation Period, and any applicable income taxes paid or change in any tax reserve held in the Account during the Valuation Period, and a Valuation Period charge at an effective rate of .75% annually of the value of the Account at the beginning of the Valuation Period.

Policy Loan Rate - For each policy the Policy Loan Rate for a Valuation Period is determined as of the end of the Valuation Period and reflects the policy’s accrued policy loan interest for the Valuation Period, any applicable income taxes paid, or change in any tax reserve maintained by us during the Valuation Period, and a Valuation Period charge at an effective rate of .75% annually of the total indebtedness of the policy at the beginning of the Valuation Period.

Account Net Investment Rate - The Account Net Investment Rate for each Account in which the policy reserve is invested is determined separately for each policy. The Account Net Investment Rate for a Valuation Period is determinable as of the end of the Valuation Period as a weighted average of the Policy Loan Rate and the Account Equity Rate and reflects the policy’s indebtedness allocated to the Accounts. In the absence of any indebtedness, the Account Net Investment Rate equals the Account Equity Rate. The Account Net Investment Rate may be positive or negative, and is the guaranteed yield for each Account in which the policy reserve is invested for this policy.

Monthly Date - The first day of a policy month which day immediately follows a Valuation Date.

Variable Sum Insured - The Variable Sum Insured is an amount equal to the Initial Sum Insured at issue. After the first policy month, a new Variable Sum Insured is calculated and becomes effective once each policy month on the Monthly Date. The Variable Sum Insured for each Account is calculated as follows:

The policy reserve in an Account at the start of the Monthly Date is equal to the policy’s funds in such Account at the end of the day immediately preceding the Monthly Date increased by the applicable net premium if a premium is due at the start of the policy month containing the Monthly Date.

7	V701801P

The Variable Sum Insured for the month is determined by dividing this reserve by the tabular initial policy reserve which recognizes the premium payment interval then in effect.

After the beginning of such Monthly Date and until the next following Monthly Date, the policy’s funds in an Account are equal to the policy reserve for the Variable Sum Insured at the start of the Monthly Date less the mortality charge (based on the 1958 CSO and 4 1/2%) for one-twelfth of a year for the Variable Sum Insured, accumulated at applicable Account Net Investment Rates for each Valuation Period from the beginning of such Monthly Date through the date of determination.

This calculation results in increases or decreases in the Variable Sum Insured so that the reserve at the start of any Monthly Date in each Account maintains the same percentage relationship to the Variable Sum Insured as it would at the start of the policy month under a corresponding fixed benefit policy.

Investment Option - The Investment Option elected by you in the application determines the proportion of the Net Premium and any dividend to be applied under option g to be applied to each Account. These proportions may vary from 0% to 100% in 25% increments. You may elect to change the option. The change will be effective as to the application of each Net Premium and any dividend to be applied under option g made after the Valuation Period in which we receive written notice on a form satisfactory to us.

Account Transfer Option - You may elect to reallocate the reserves held in the Accounts twice in each policy year. The change will be effective at the end of the Valuation Period in which we receive written notice on a form satisfactory to us. The Accounts available on the Date of Issue of this policy are the “Variable Life Stock Account”, the “Variable Life Bond Account” and the “Variable Life Money Market Account”.

Net Premium - The Net Premium is the actuarial equivalent of the Annual Net Continuous Premium, as shown on page 3 of this policy for the premium payment interval in effect.

A detailed statement of the method of computation of the Account Equity Rate, Policy Loan Rate, Account Net Investment Rate and Variable Sum Insured has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery.

8. DIVIDENDS

This policy, except while in force as Fixed Extended Term Insurance, will be entitled to the share, if any, of the divisible surplus which we shall annually determine and apportion to it. We shall distribute any share as a dividend payable annually beginning not later than the end of the third policy year.

You may elect to have any dividend paid or applied under one of the following options:

a. Paid in cash;

b. Applied to premium payments;

c. Left with us to earn interest at the rate that we declare. This rate will not be less than 3 1/2% a year on amounts on deposit. You may make withdrawals on request.

d. Used to purchase an amount of fixed paid-up insurance, in addition to the Death Benefit. The amount and cash value will be determined on the same basis as the Fixed Paid-Up nonforfeiture benefit. This insurance will always have a cash value of at least the amount of the dividend used to purchase it;

e. Used to purchase a fixed amount of One Year Term Insurance, in addition to the Death Benefit. (Not available if the policy is in a Special Premium Class as shown on page 3. If the policy is in force as Variable Paid-Up Insurance or Fixed Paid-Up Insurance at the time a dividend would otherwise be applied under this option, the election applicable to that and all future dividends will automatically change to option c unless you elect another available option.) Any One Year Term Insurance shall be effective as of each policy anniversary and will expire without value at the end of the day before the next policy anniversary. Premiums for the One Year Term Insurance will not exceed those computed on the basis of the Commissioners 1958 Extended Term Insurance Table with interest at 3%. The cash value of One Year Term Insurance at any time will be the pro rata part of the dividend applied to purchase the insurance applicable to the number of days remaining to the end of the policy year;

g. Used to purchase an amount of variable paid-up insurance, in addition to the Death Benefit. (If the policy is in force as Fixed Paid-Up Insurance at the time a dividend would otherwise be applied under this option, the election applicable to that and all future dividends will automatically change to option d unless you elect another available option.) The amount and cash value will be determined on the same basis as the Variable Paid-Up nonforfeiture benefit.

8	V701801P

Dividends are paid or applied as of the policy anniversary, except that under option g the dividend is applied as of the Monthly Date which is or next follows the anniversary.

Unless you have elected a different option, each dividend will be left under option c. You may elect to change the option. An election to change to option e will be effective only with our consent, and after presentation of evidence of insurability satisfactory to us. The election may be effective for any dividend payable within 31 days before the election. Changes to and from option g will be effective at the beginning of the Valuation Period after which we receive written notice of the election to change, and will reflect values as of that date. Other changes will be effective as of the date such dividend was payable.

We will pay as part of the proceeds payable at the Insured’s death any unpaid or unapplied dividends and interest, any fixed paid-up insurance under option d, any One Year Term Insurance under option e, and any variable paid-up insurance under option g outstanding when the proceeds become payable.

9. LOANS

You may borrow money from us on completion of a form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made at any time a Loan Value is available after the first policy year if the policy is not in force on the Fixed Extended Term Insurance basis. Each loan must be for at least $100. We may defer loans as provided by law. Subject to the “Deferral of Determinations and Payments” provision: (i) we will not defer loans for more than 6 months; and (ii) we will not defer loans to pay premiums on our policies.

The Loan Value while the policy is in full force or for loans advanced under the Automatic Loan provision will be 90% of the amount of the Policy Cash Value as provided in the Table of Values provision plus the cash value of any insurance under dividend option d plus 90% of the cash value of any insurance under dividend option g.

The Loan Value while the policy is in force as Fixed Paid-Up Insurance will be the cash value, or if in force as Variable Paid-Up Insurance 90% of the cash value, plus the cash value of any insurance under dividend option d and 90% of the cash value of any insurance under dividend option g. The cash value will be determined according to the “Basis of Computations” provision.

Values, except for Fixed Paid-Up Insurance and dividend option d, will be determined, subject to the “Deferral of Determinations and Payments” provision, at the end of the Valuation Period immediately preceding the date of receipt of loan application at our Home Office or, for loans advanced under the Automatic Loan provision, at the end of the Valuation Period in which the last day of the grace period occurs. Values for Fixed Paid-Up Insurance and dividend option d will be determined as of the next (i) policy anniversary date or (ii) premium due date, whichever is the earlier date discounted for interest at the loan rate.

The amount of loan available will be the Loan Value less any existing indebtedness and less unpaid premiums to the earlier of the next (i) policy anniversary date or (ii) premium due date.

Loan interest at an effective annual rate of 8% will accrue daily and will be payable on each policy anniversary date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate.

A loan may be repaid in full or in part at any time before the Insured’s death, and while the policy is in full force.

We will deduct any indebtedness from the amount otherwise payable when the policy proceeds become payable.

While the policy is in full force “excess indebtedness” is the amount by which indebtedness exceeds the Policy Cash Value plus the cash value of any insurance under dividend options d and g. While the policy is in force as Variable Paid-Up Insurance or Fixed Paid-Up Insurance, “excess indebtedness” is the amount by which indebtedness exceeds the cash value of the Paid-Up Insurance plus the cash value of any insurance under dividend options d and g. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us. When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date falls if: (i) such excess has not been repaid; and (ii) there is any excess indebtedness at that time. This provision will apply whether or not premiums are paid to a date beyond the date of termination.

9	V903100P

Policy loans will affect the calculation of the Variable Sum Insured, the Policy Cash Value and the cash value and amount of any Variable Paid-Up Insurance as provided in the Valuation Provisions. We may allocate and reallocate loan indebtedness to policy values in such manner and at such times as we shall determine.

The cash paid as a policy loan is removed from the Accounts and is returned on repayment.

10. AUTOMATIC PAYMENT OF PREMIUMS

An election may be made for Automatic Payment of Premiums either in the application or by written notice acknowledged by us while the policy is in full force. You may revoke the election at any time by written notice.

(1) Dividend Credit While this election is in effect, we will pay any premium which is unpaid at the end of its grace period from any amount on deposit under dividend option c, if sufficient.

(2) Automatic Loan While this election is in effect, we will pay any premium which is unpaid at the end of its grace period, and which is not paid by Dividend Credit, by a loan which we will automatically advance, if sufficient. The loan will be subject to the provisions of Section 9. Loans, except that the $100 minimum will not apply.

While both elections are in effect, and if sufficient value exists, we will first apply amounts by Dividend Credit and then, if necessary, by Automatic Loan.

While either election is in effect, if the amount available is less than the premium due, the interval of premium payment will be changed to the next shorter interval, if any, for which premiums may be paid and which the amount available is sufficient to pay in full. If the amount available is not sufficient to pay a premium for a shorter interval, this provision will not be effective. The Nonforfeiture Provisions shall then apply.

11. REINSTATEMENT

The policy may be reinstated within 5 years after the due date of the first unpaid premium unless the surrender value has been paid or otherwise exhausted, or the period of any extended term insurance has expired.

The Reinstatement requirements are:

(1) A written application for reinstatement; and

(2) Production of evidence of insurability satisfactory to us; and

(3) Payment of an amount equal to the greater of: (a) overdue premiums for the Variable Life Insurance Benefit with interest at an effective annual rate of 6% to the date of reinstatement; and (b) 110% of (i) the excess of the Policy Cash Value at the end of the Valuation Period immediately preceding the date of reinstatement (calculated as if no lapse had occurred) over the cash value as of the same date, less (ii) any indebtedness outstanding when the policy lapsed with interest at an effective annual rate of 6% to the date of reinstatement. We may make an adjustment for dividends in the required payment; and

(4) Payment of overdue premiums for any additional benefit provisions with interest at an effective annual rate of 6% to the date of reinstatement.

On reinstatement the policy will have a Variable Sum Insured on the date of reinstatement as if no lapse had occurred, and indebtedness equal to the sum of (a) any indebtedness outstanding when the policy lapsed and (b) any indebtedness arising subsequent to lapse, both with interest at an effective annual rate of 6% to the date of reinstatement.

12. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

13. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

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14. INCONTESTABILITY

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium.

15. MISSTATEMENT OF AGE OR SEX

If the age or the sex of the Insured has been misstated, we will adjust the Initial Sum Insured and every other benefit to that which the premium paid would have purchased at the correct age and sex.

16. SUICIDE

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, we will pay in place of all other benefits an amount equal to the premiums paid less the amount of any indebtedness not repaid to us in cash.

17. THE CONTRACT

The entire contract between the applicant and us consists of the policy and the written application. A copy of the application is attached at issue. All statements made in the application shall in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in the written application.

Policy years, policy months and policy anniversaries are measured from the Date of Issue.

Changes in this policy may be made by agreement between you and us.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

Only the President, a Vice President, the Secretary, or an Assistent Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

18. ANNUAL REPORT TO OWNER

While the policy is in full force, we will furnish annually to the Owner a statement of the Variable Sum Insured. We will furnish other reports if required by law or regulation.

19. INVESTMENT POLICY CHANGE

The investment policy of the Accounts shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts. In the event of a material change, and while this policy is in full force or in force as Variable Paid-Up Insurance, you may exchange this policy, without evidence of insurability, within 6 months after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later, for a policy of fixed benefit insurance on the life of the Insured having a Sum Insured equal to the greater of the Initial Sum Insured and the Variable Sum Insured on the date the exchange is effective, subject to the same terms and conditions as in the “Exchange of Policy During First 24 Months” provision. If required the process for filing a statement of material change with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

20. SEPARATE INVESTMENT ACCOUNTS

The Accounts used to fund the benefits payable under this policy will only be used for funds attributable to individual variable life insurance policies. The assets of such Accounts are the property of the Company. The assets of such Accounts shall be available to cover liabilities of our general account only to the extent that the assets of the Accounts exceed the liabilities of the Accounts arising under the Variable Life insurance policies supported by the Accounts.

The Accounts available on the Date of Issue of this policy are the “Variable Life Stock Account”, the “Variable Life Bond Account” and the “Variable Life Money Market Account”.

21. EXCHANGE OF POLICY DURING FIRST 24 MONTHS

At any time during the first twenty-four months from the Date of Issue of this policy while this policy is in full force, this policy may be exchanged for a policy of fixed benefit insurance on the life of the Insured having a Sum Insured equal to the Initial Sum Insured shown on page 3 of this policy, without evidence of insurability, subject to the following terms and conditions:

(1) The new policy shall bear the same Date of Issue and issue age as this policy, and be in the same risk classification as this policy; and

(2) The new policy shall be any whole life policy with level premiums payable at least to age 85 offered by the John Hancock Mutual Life Insurance Company on the Date of Issue of this policy at the premium rates in effect on that date; and

(3) The new policy may include any additional benefit provision included in this policy if available for issue with the fixed benefit policy; and

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(4) The exchange will be effective on receipt of written notice on a form satisfactory to us, the surrender of this policy, and the payment to us of any cost to exchange; and

(5) The exchange will be subject to an equitable adjustment in premiums, cash values and dividends to reflect variances, if any, in the premiums, cash values and dividends under this policy and the new policy. Any outstanding indebtedness must be repaid on or before the effective date of the exchange. After adjustment, any excess may be repaid in cash or left with us under an advance premium agreement.

A detailed statement of the method of computation of the adjustment has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery.

22. DEFERRAL OF DETERMINATIONS AND PAYMENTS

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, or the Commission by order permits postponement for the protection of our policyholders, we reserve the right:

(1) To defer determination of the Variable Sum Insured, and if such determination has been deferred, to defer the payment or application of any Death Benefit in excess of: (a) the Initial Sum Insured; less (b) any indebtedness;

(2) To defer determination and payment of any Variable Paid-Up Insurance amount;

(3) To defer determination, application or payment of the amount of any variable paid-up insurance under dividend option g;

(4) To defer determination, application or payment of a surrender value, unless this policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance;

(5) To defer determination and application of the Option Value;

(6) To determine the values for a loan (except for Fixed Paid-Up Insurance and dividend option d) as of the end of the Valuation Period in which we receive the loan application at our Home Office, and to defer payment of the loan.

The payment of a surrender value if the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance and payment of a loan if the policy is in force as Fixed Paid-Up Insurance may be deferred for up to 6 months from the date of receipt of written notice and any required surrender of the policy. If we defer such payment for more than 29 days, we will pay interest on any requested surrender value payment at the rate of 3 1/2% a year for the period payment is deferred.

Except as provided in this provision, we will make payment of the Death Benefit, any surrender value and any loan within 7 days of the date they become payable.

23. SURRENDER VALUE AND NONFORFEITURE PROVISIONS

CASH VALUES

The Policy Cash Value shall be determined in accordance with the “Valuation Provisions”, “Basis of Computations” and “Table of Values” provisions. The cash value while the policy is in force as Variable Paid-Up Insurance or Fixed Paid-Up Insurance shall be determined in accordance with the “Basis of Computations” and the “Extended Term Insurance, Variable Paid-Up Insurance or Fixed Paid-Up Insurance” provisions.

SURRENDER VALUE

We will determine and pay the surrender value of the policy if the Insured is then alive, subject to the “Deferral of Determinations and Payments” provision, and the policy will terminate, as of the end of the Valuation Period in which occurs the later of the receipt of: (a) written notice; and (b) the surrendered policy at our Home Office.

While no premium is in default the surrender value will be an amount equal to the Policy Cash Value plus any dividends and interest unpaid or unapplied and the cash value of any insurance under dividend option d, e and g less any indebtedness, and with an adjustment for premiums paid beyond the date of surrender.

If a premium is in default the surrender value will be:

(1) For determinations for which the date of receipt of written notice and surrender occurs before the end of the grace period, but before an elected Option Date, an amount equal to:

(a) the Policy Cash Value, plus the cash value of any insurance under dividend option g, adjusted from the premium due date using the applicable Account Net Investment rates through the date of determination; plus

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(b) any dividends and interest unpaid or unapplied and the cash value of any insurance under dividend option d and dividend option e as of the date of determination; less

(c) any indebtedness as of the date of determination.

(2) For determinations after the grace period (except for those made under (1) above) and prior to the 70th day after the premium due date, but before an elected Option Date, an amount equal to the cash value calculated as if the policy were in force as Fixed Paid-Up Insurance, determined according to the “Option Value” provision using the date of determination as the Option Date.

(3) For determinations on and after an elected Option Date and for determinations 70 days or after from the premium due date, while the policy is in force as Fixed Extended Term Insurance, Variable Paid-Up Insurance or Fixed Paid-Up Insurance, the cash value plus any dividends and interest unpaid or unapplied, plus the cash value of any insurance under dividend option d and dividend option g, less any indebtedness all as of the date of determination. On surrender within 30 days after a policy anniversary, the cash value of Fixed Extended Term Insurance or Fixed Paid-Up Insurance will not be less than the cash value on that anniversary.

OPTION DATE

The Option Date will normally be the Valuation Date (after the due date of an unpaid premium) immediately preceding the 70th day after such due date. However, the Option Date may be an earlier date (on or after the due date of an unpaid premium) which earlier date is the end of the Valuation Period in which occurs the later of: (i) receipt of written notice of a date elected; and (ii) the date elected in the written notice.

OPTION VALUE

If a premium has not been paid when its grace period ends, the policy will lapse. If the policy has no surrender value at the end of the grace period, the insurance will cease to be in force at the end of 31 days after the due date of the unpaid premium. The surrender value at the end of the grace period is determined (in accordance with item (1) of the Surrender Value provision) as of the end of the Valuation Period in which the last day of the grace period falls.

If the policy has a surrender value when its grace period ends, we will determine the last Valuation Date, up to and including the Option Date, for which the policy has an Option Value. If the last Valuation Date for which the policy has an Option Value is before the Option Date, the insurance will cease to be inforce at the beginning of the next following Valuation Period.

The Option Value on a Valuation Date is equal to: (1) the Policy Cash Value plus the cash value of any insurance under dividend option g, both adjusted from the premium due date through the Valuation Date using the applicable Account Net Investment Rates; plus (2) any dividends and interest unpaid or unapplied and the cash value of any insurance under dividend option d and dividend option e, all adjusted from the premium due date through the Valuation Date using the Assumed Investment Rate; less (3) any indebtedness as of the Valuation Date.

If the policy has an Option Value on the Option Date we will apply the discounted Option Value as of the premium due date as a net single premium to provide insurance on an adjusted basis commencing on the premium due date.

The discounted Option Value for calculating Fixed Paid-Up Insurance or Fixed Extended Term Insurance will be equal to the Option Value of the policy on the Option Date discounted to the premium due date by the Assumed Investment Rate.

The discounted Option Value for calculating Variable Paid-Up Insurance will be equal to the Option Value of the policy on the Option Date discounted to the premium due date by the applicable Account Equity Rates.

EXTENDED TERM INSURANCE, VARIABLE PAID-UP INSURANCE OR FIXED PAID-UP INSURANCE

The insurance provided on an adjusted basis by the application of the discounted Option Value will be:

(1) Fixed Extended Term Insurance for the period as provided in the “Basis of Computations” and the “Table of Values” provisions if the policy is in a Standard Premium Class as shown on page 3, except as otherwise provided in this provision. The amount of Fixed Extended Term Insurance will be equal to the greater of the Variable Sum Insured and the Initial Sum Insured plus any dividends and interest unpaid or unapplied, the amount of any fixed paid-up insurance under dividend option d and the amount of any variable paid-up insurance under dividend option g, less any indebtedness. Determinations of amounts, other than indebtedness, will be as of the end of the Valuation Period immediately prior to the date of premium default. Indebtedness will be determined as of the Option Date. We shall apportion no dividend to the policy while it is in force as Fixed Extended Term Insurance; or

(2) Variable Paid-Up Insurance for the amount as provided in the “Basis of Computations” and the “Table of Values” provisions if elected and if the amount available to purchase the Variable Paid-Up Insurance is at least $1,000.

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A new amount of Variable Paid-Up Insurance is calculated and becomes effective once each policy month on the Monthly Date.

(3) Fixed Paid-Up Insurance for the amount as provided in the “Basis of Computations” and the “Table of Values” provisions if elected, or if no election has been made and the policy is in a Special Premium Class as shown on page 3, or if Variable Paid-Up Insurance has been elected but the amount available to purchase the Variable Paid-Up Insurance is less than $1,000 or if Fixed Extended Term Insurance would otherwise apply and the amount of Fixed Paid-Up Insurance would equal or exceed the amount of Fixed Extended Term Insurance.

You may elect Variable Paid-Up Insurance or Fixed Paid-Up Insurance in place of Fixed Extended Term Insurance by written notice received by the Company no later than the Option Date and before the Insured’s death.

If the Insured dies after the grace period but on or before the Option Date, and if the policy is then in force, we will pay to the Beneficiary in place of all other benefits a death benefit, if any, equal to the greater of the death benefits provided under Fixed Extended Term Insurance (unless the policy is in a Special Premium Class as shown on page 3) or Fixed Paid-Up Insurance, calculated as though the last day of the Valuation Period in which the Insured dies were the Option Date. If the Insured dies after the Option Date, we will pay to the Beneficiary in place of all other benefits any amount of Fixed Extended Term Insurance, Variable Paid-Up Insurance (as of the end of the Valuation Period in which the Insured dies) or Fixed Paid-Up Insurance, less any indebtedness, then in force; but in this case, if the Insured dies during the grace period, we will pay the Death Benefit, if greater, in place of all other benefits.

BASIS OF COMPUTATIONS

Values, reserves and net premiums are computed on the basis of the Commissioners 1958 Standard Ordinary Mortality Table, except those for Fixed Extended Term Insurance which are computed on the basis of the Commissioners 1958 Extended Term insurance Table. The computations are made using interest at the rate of 4 1/2% a year (the Assumed Investment Rate) and with continuous functions.

At the beginning of a Monthly Date, the Policy Cash Value or the cash value while the policy is in force as Variable Paid-Up Insurance is the sum of (a), (b) and (c) below:

(a) an amount of money which when credited with interest at the Assumed Investment Rate for one-twelfth of a year will equal the reserve at the end of the month for the Variable Sum Insured, or will equal the applicable net single premium if the policy is in force as Variable Paid-Up Insurance.

(b) the net premium for the Variable Sum Insured, from the end of the current policy month to the date to which premiums are paid;

(c) the mortality charge, based on the 1958 CSO Table and 4 1/2%, for one-twelfth of a year for the Variable Sum Insured.

After the beginning of such Date and until the next following Monthly Date, the Policy Cash Value or the cash value while the policy is in force as Variable Paid-Up Insurance is the sum of (a) and (b) above, accumulated at applicable Account Net Investment Rates for each Valuation Period from the beginning of the Monthly Date through the date of determination.

Any period of Fixed Extended Term Insurance or any amount of Fixed Paid-Up Insurance will be the term or amount that the Option Value will purchase when applied as a net single premium at the then attained age of the Insured. Any cash value while the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance is equal to the applicable net single premium.

A detailed statement of the method of computation of values has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than minimum values under the law of that jurisdiction. Reserves referred to in this policy are computed by a modified reserve method.

TABLE OF VALUES (See page 4)

The Table of Values on page 4 is a part of this provision. The values shown are as of the end of the policy year and assume that premiums are paid to that date and that for the immediately preceding policy month the Account Net Investment Rates are equivalent to an annual effective rate of 4 1/2% and that there is no indebtedness, no dividend and interest unpaid or unapplied and no insurance under dividend option d, e or g. The periods shown for the Fixed Extended Term Insurance apply only if the Variable Sum Insured is greater than or equal to the Initial Sum Insured. The values at any date will be determined as of the end of the Valuation Period in which that date falls in a manner consistent with that used for the values shown at the end of the year.

Any values, reserves and net premiums applicable to any provision for an additional benefit shall be as specified in the provision and have no effect in determining the values available under the provisions of this Section 23.

Values for policy years not shown in the policy will be furnished on request.

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MUTUAL LIFE INSURANCE COMPANY

ENDORSEMENT (To be made only by the Company at its Home Office in Boston, Massachusetts)

The John Hancock Mutual Life Insurance Company agrees to issue a fixed benefit insurance policy in accordance with Section 21 of this policy, “Exchange of Policy During First 24 Months”.

Secretary

C9144

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Whole Life policy

Fixed premium payable for life or to Insured’s death, if earlier

Death Benefit payable at death

Eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3.

Guaranteed Minimum Death Benefit is equal to the Initial Sum Insured on the Date of Issue of the policy if premiums are paid when due and there is no indebtedness.

All benefits, payments and values including the Death Benefit and Policy Cash Value under this policy which are based on the investment experience of a separate investment account may increase or decrease in accordance with the investment experience of the separate investment account and are not guaranteed as to fixed dollar amount.

Right to Cancel — The Owner may surrender this policy by delivering or mailing it within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest, to the Company at Boston, Massachusetts, or to the agent or agency office through which it was delivered. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

Form 84-80	Printed in U.S.A.